October 6, 2004

Sterling Contact: Pennsylvania State Contact:

Michael Lambert Vice President, Director of Marketing Phone: 717-735-5558	Tom Sposito President Phone: 717-731-7272

FOR IMMEDIATE RELEASE

Sterling Financial receives approvals for purchase of Pennsylvania State Bank

LANCASTER, PA – Sterling Financial Corporation (Nasdaq: SLFI) and The Pennsylvania State Banking Company (OTC: PLVB), the parent company of Pennsylvania State Bank, today announced that they have received all regulatory and shareholder approvals needed to complete the acquisition announced on June 14, 2004.

Based in Camp Hill, PA, Pennsylvania State Bank operates four branch locations in Cumberland County, two branch locations in Dauphin County, and has listed total assets of $209 million as of June 30, 2004.

As stated in the earlier announcement, the agreement calls for Sterling Financial Corporation to acquire The Pennsylvania State Banking Company for a combination of stock and cash. As a result of the merger, Pennsylvania State Bank will become a wholly-owned subsidiary of Sterling Financial Corporation. Pennsylvania State Bank will retain its name and will continue to operate under its own state bank charter. The Bank’s Board of Directors and President and Chief Executive Officer, Thomas J. Sposito, II, will continue in their current roles and one member of The Pennsylvania State Banking Company’s Board will be added as a director of Sterling Financial Corporation. The transaction is expected to be completed in December 2004.

“We are extremely pleased about the response we’ve received from our shareholders and customers regarding this merger,” said Sposito. “It really shows their confidence in us and the value they see in our affiliation with Sterling.”

J. Roger Moyer, Jr., President and Chief Executive Officer of Sterling Financial, stated “I am proud of the way the employees of both companies have been joining together to work through the operational details. We’re looking forward to completing the process and welcoming Pennsylvania State Bank’s employees, shareholders, and customers to the Sterling family.”

Sterling Financial Corporation is a family of financial services organizations that currently operates 57 banking locations in south central Pennsylvania, northern Maryland, and northern Delaware, through its affiliate banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, Bank of Lebanon County, PennSterling Bank, and Delaware Sterling Bank. As of June 30, 2004, total assets of Sterling Financial Corporation were over $2.3 billion. In addition to its banking affiliates, Sterling’s affiliates include Town and Country Leasing, LLC, Lancaster Insurance Group, LLC, Equipment Finance LLC (a specialty commercial finance company), Sterling Financial Settlement Services LLC, Sterling Financial Trust Company and Church Capital Management LLC (a registered investment advisor), with combined assets under management of $1.7 billion, Bainbridge Securities, Inc. (a securities broker/dealer) and StoudtAdvisors (an employee benefits consulting and brokerage firm).

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the timing of the proposed merger being delayed, costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

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